Exhibit (d)(10)

March 11, 2018

LM US Parent, Inc.

400 Avenue D, Suite 10

Williston, VT 05495

Camden Merger Sub, Inc.

400 Avenue D, Suite 10

Williston, VT 05495

Re: Letter Agreement

Ladies and Gentlemen:

Laborie Medical Technologies Canada ULC, an unlimited liability company incorporated under the laws of British Columbia (“Investor”), is pleased to offer this (i) commitment, subject to the terms and conditions contained herein, in connection with that certain Agreement and Plan of Merger, dated as of March 11, 2018 (as it may be amended or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Cogentix Medical, Inc., a Delaware corporation (the “Company”), LM US Parent, Inc., a Delaware corporation (“Parent”), and Camden Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent, and (ii) guarantee of the payment obligations of Parent and Merger Sub under the Merger Agreement, subject to the terms and conditions therein. This letter agreement is being delivered by Investor to Parent and Merger Sub solely in connection with the execution of the Merger Agreement, and to induce the Company to enter into the Merger Agreement. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement. All payments hereunder shall be made in lawful money of the United States, in immediately available funds.

1. Commitment. Subject to the terms and conditions set forth in this letter agreement (including Section 2), Investor hereby agrees to contribute, or cause to be contributed as an equity contribution to Parent or Merger Sub, a maximum aggregate amount of cash up to the aggregate amount of all consideration payable pursuant to the Merger Agreement, plus Parent Expenses (as defined below) plus all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Company in connection with enforcement hereunder by the Company, if applicable (together, the “Commitment”) solely for purposes of funding:

(a) the payment (i) at the Offer Acceptance Time of the aggregate amount payable to holders of Shares validly tendered, and not validly withdrawn, pursuant to the Offer, (ii) at the Closing of the aggregate amount of all Merger Consideration, pursuant to Article II of the Merger Agreement (the amounts described in clauses (i) and (ii), the “Transaction Consideration”) and (iii) the payment of all fees, expenses and other amounts payable by Parent and Merger Sub in connection with the transactions contemplated by the Merger Agreement (such amounts in this clause (iii), “Parent Expenses”);

(b) the payment of damages arising out of, caused by or resulting from a Willful Breach by Parent or Merger Sub of their respective obligations under the Merger Agreement, in the aggregate, up to an amount equal to an amount equal to the aggregate of the consideration payable pursuant to the Merger Agreement (as described in subsections (a) and (b) above) were the Offer Acceptance Time and the Closing to have occurred, plus any reasonable fees and expenses of the Company actually incurred and documented in connection with the enforcement of an award of such damages (the “Willful Breach Cap Amount”); and

(c) the Parent Termination Fee (if applicable) required to be paid by Parent or Merger Sub in connection with the termination of the Merger Agreement pursuant to, and in accordance with, Section 8.2(c) of the Merger Agreement.

As used herein, “Final Order” shall mean (i) a final and binding award or decision of an arbitral tribunal, with respect to claims submitted to arbitration, (ii) with respect to a party’s application for emergency or interim relief, including specific performance under Section 2 of this letter agreement and/or Section 3 of this letter agreement, submitted to a court of competent jurisdiction, a final order or judgment of such court, or (iii) a written agreement between the Company, on the one hand, and Parent, Merger Sub or Investor, on the other hand, that amounts are due and owing by the Company, Parent, Merger Sub and/or Investor, as applicable. Investor reserves the right to fulfill its obligations pursuant to this letter agreement by contributing share capital, share premium reserve and/or subordinated shareholder loans to the Parent or Merger Sub or by any other means, so long as the Parent or Merger Sub receives the amount of the Commitment in cash solely for the uses expressly contemplated by this Section 1.

2. Conditions. Investor’s obligation to fund, or cause to be funded, the Commitment pursuant to this letter agreement is subject to the satisfaction of the following conditions, as applicable:

(a) With respect to Section 1(a) above, either (i) the satisfaction, or express written waiver by Parent and Merger Sub, at Closing, of all conditions precedent to the obligations of Parent and Merger Sub to accept for payment, and pay for, those Shares validly tendered pursuant to the Offer, and not validly withdrawn, set forth in Annex I to the Merger Agreement, or (ii) a Final Order shall have been obtained awarding specific performance or other equitable remedy to specifically enforce Parent’s and Merger Sub’s obligations to accept for payment, and pay for, those Shares validly tendered pursuant to the Offer, and not validly withdrawn, or to consummate the Closing on the terms and conditions set forth in the Merger Agreement (the “Closing Specific Performance Remedy”); provided that (1) Investor and/or its permitted assignees will not have any obligation under any circumstances to contribute to, purchase equity or debt securities of or otherwise provide funds to Parent or Merger Sub pursuant to Section 1(a) above in any amount in excess of the Commitment, (2) the equity contributed by Investor and/or its permitted assignees to Parent or Merger Sub pursuant to this Section 2(a) may only be used by Parent or Merger Sub to satisfy the obligations described in Section 1(a), and not for any other purpose and (3) funding of the Commitment with respect to Section 1(a) above will occur substantially contemporaneously with the Offer Acceptance Time. In the event that the Transaction Consideration is reduced in accordance with the terms of the Merger Agreement and therefore Parent and Merger Sub do not require Investor to fund all of the equity financing with respect to which Investor has made its Commitment in order to consummate the Transactions contemplated by the Merger Agreement, then the amount required to be funded by Investor under this letter agreement pursuant to Section 1(a) will be correspondingly reduced. In the event that Parent and Merger Sub do not require the total aggregate amount of the Commitment in order to consummate the Transactions, the amount to be funded under this letter agreement will be reduced, without limitation, by the amount (if any) of the debt financing proceeds funded at the Closing to fund a portion of the Transaction Consideration and to pay related expenses and other amounts payable by Parent or Merger Sub at the Closing.

(b) With respect to Section 1(b) above, a Final Order shall be obtained awarding the Company damages arising out of, caused by or resulting from a Willful Breach by Parent or Merger Sub of their obligations under the Merger Agreement, in each case, in the aggregate, up to the Willful Breach Cap Amount and subject to the terms and conditions of the Merger Agreement; provided that (i) Investor and/or its permitted assignees will not have any obligation under any circumstances to contribute to, purchase equity or debt securities of or otherwise provide funds to Parent or Merger Sub pursuant to Section 1(b) above in any amount in excess of the Willful Breach Cap Amount, (ii) the equity contributed by Investor and/or its permitted assignees to Parent or Merger Sub pursuant to this Section 2(b) may only be used by Parent or Merger Sub to satisfy the obligations described in Section 1(b), and not for any other purpose and (iii) funding of the amount payable for damages arising out of, caused by or resulting from a Willful Breach pursuant to Section 1(b) above, which such amount shall not exceed the Willful Breach Cap Amount, will occur within two Business Days of receipt of such Final Order.

(c) With respect to Section 1(c) above, the valid termination of the Merger Agreement by Parent or the Company pursuant to and in accordance with Section 8.1(c) of the Merger Agreement; provided that (1) Investor and/or its permitted assignees will not have any obligation under any circumstances to contribute to, purchase equity or debt securities of or otherwise provide funds to Parent or Merger Sub pursuant to Section 1(c) above in any amount in excess of the Parent Termination Fee, and (2) the equity contributed by Investor and/or its permitted assignees to Parent or Merger Sub pursuant to this Section 2(c) may only be used by Parent or Merger Sub to satisfy the obligations described in Section 1(c), and not for any other purpose and (3) the funding of the Parent Termination Fee with respect to Section 1(c) above will occur on the day the Merger Agreement termination occurs and substantially contemporaneously with such termination.

3. Enforcement/Recourse. The Company is hereby made a third party beneficiary of the rights granted to Parent hereby and shall be entitled to seek an injunction, an order for specific performance or any other non-monetary equitable remedy to cause the Commitment (or a portion thereof, as applicable in accordance with this letter agreement) to be funded, but in each case, if and only to the extent permitted by, and subject to the limitations set forth in, this letter agreement. Notwithstanding anything that may be expressed or implied in this letter agreement, or in any agreement or instrument delivered or statement made or action taken in connection herewith or otherwise, by their acceptance of the benefits of letter agreement, the Company hereby covenants, acknowledges and agrees that:

(a) (i) rights of the Company as a third party beneficiary as set forth in this letter agreement, (ii) remedies against Parent or Merger Sub and their successors or assignees under the Merger Agreement and (iii) remedies against Investor under the Mutual Nondisclosure Agreement, dated as of June 16, 2017 (the “Confidentiality Agreement”), by and between Investor and the Company (collectively, the “Retained Claims”), in each case, shall, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company against any Non-Recourse Party (as defined herein) in respect of any liabilities arising under, or in connection with, this letter agreement, the Merger Agreement, the Confidentiality Agreement or the transactions contemplated hereby or thereby, including without limitation in the event Parent or Merger Sub breaches its obligations under the Merger Agreement, whether or not such breach is caused by Investor’s breach of its obligations under this letter agreement; and

(b) other than as expressly set forth in Section 3(a) above solely with respect to Investor, Parent and/or Merger Sub (including their respective successors and assignees), by its acceptance of the benefits of this letter agreement, as applicable (i) no Person (other than Investor) has any obligations hereunder, and no recourse shall be had hereunder (or for any claim hereunder based on, in respect of, or by reason of the obligations of Investor hereunder) against, and no personal liability shall attach to, be imposed upon, or otherwise incurred by, any Non-Recourse Party in connection with this letter agreement, the Merger Agreement, Confidentiality Agreement or otherwise, through Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate, limited liability company or limited partnership veil, by or through a claim by or on behalf of Parent, Merger Sub, the Company or any other Person against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, or otherwise.

As used herein, the term “Non-Recourse Parties” shall mean, individually or collectively, any direct or indirect former, current or future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, affiliates, lenders, members, managers, general or limited partners, shareholders or assignees of Investor, Parent, Merger Sub and any and all direct or indirect former, current or future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, affiliates, lenders, members, managers, general or limited partners, shareholders or assignees of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing; provided, however, in no event shall Non-Recourse Parties be interpreted to include Investor, Merger Sub or Parent.

4. Limitation of Liability. NOTWITHSTANDING ANY OTHER TERM OR CONDITION OF THIS LETTER AGREEMENT BUT SUBJECT TO THE CLOSING SPECIFIC PERFORMANCE REMEDY, (A) THE LIABILITY OF INVESTOR WITH RESPECT TO ANY LOSS, DEFICIENCY, LIABILITY, OBLIGATION, SUIT, ACTION, CLAIM, DAMAGE, COST OR EXPENSE (INCLUDING COURT COSTS, AMOUNTS PAID IN SETTLEMENT, JUDGMENTS, OUT OF POCKET ATTORNEYS’ FEES OR OTHER OUT-OF-POCKET COSTS AND EXPENSES, INCLUDING INTEREST AND PENALTIES, COSTS AND EXPENSES FOR INVESTIGATING, DEFENDING AND ENFORCING ITS RIGHTS) (ANY “DAMAGES”) INCURRED BY THE COMPANY IN CONNECTION WITH ANY BREACH BY PARENT OR MERGER SUB OF ITS OBLIGATIONS CONTAINED IN THE MERGER AGREEMENT OR ANY BREACH BY INVESTOR OF THIS LETTER AGREEMENT SHALL, UNDER NO CIRCUMSTANCES, WHETHER ON ACCOUNT OF ANY CLAIM OF ACTUAL, SPECIAL, INDIRECT, PUNITIVE, INCIDENTAL, CONSEQUENTIAL OR ANY OTHER FORM OF DAMAGES OR OTHERWISE, EXCEED AN AMOUNT EQUAL TO THE WILLFUL BREACH CAP AMOUNT (OR, IN THE CASE OF A TERMINATION OF THE MERGER AGREEMENT PURSUANT TO SECTION 8.1(C) OF THE MERGER AGREEMENT, EXCEED AN AMOUNT EQUAL TO THE PARENT TERMINATION FEE), (B) UNDER NO CIRCUMSTANCES MAY ANY PERSON BUT PARENT OR MERGER SUB OR THE COMPANY BRING ANY ACTION UNDER THIS LETTER AGREEMENT, AND (C) THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT THE WILLFUL BREACH CAP AMOUNT DOES NOT REPRESENT LIQUIDATED DAMAGES. NOTWITHSTANDING THE FOREGOING, IF THE COMPANY OR ANY OF ITS AFFILIATES ASSERTS IN ANY LEGAL ACTION THE WILLFUL BREACH CAP AMOUNT CAPPING INVESTOR’S LIABILITY FOR A BREACH OF THIS LETTER AGREEMENT (OR, IN THE CASE OF A TERMINATION OF THE MERGER AGREEMENT PURSUANT TO SECTION 8.1(C) OF THE MERGER AGREEMENT, THE AGREED UPON LIQUIDATED DAMAGES EQUAL TO THE PARENT TERMINATION FEE) IS ILLEGAL, INVALID OR UNENFORCEABLE IN WHOLE OR IN PART, OR THAT INVESTOR IS LIABLE PURSUANT TO SECTION 5 IN EXCESS OF OR TO A GREATER EXTENT THAN AN AMOUNT EQUAL TO THE WILLFUL BREACH CAP AMOUNT (OR, IN THE CASE OF A TERMINATION OF THE MERGER AGREEMENT PURSUANT TO SECTION 8.1(C) OF THE MERGER AGREEMENT, GREATER THAN THE AMOUNT OF THE PARENT TERMINATION FEE), THEN (X) THE OBLIGATIONS OF INVESTOR UNDER THIS LETTER AGREEMENT SHALL TERMINATE AB INITIO AND BE NULL AND VOID, (Y) IF INVESTOR HAS PREVIOUSLY MADE ANY PAYMENTS UNDER THIS LETTER AGREEMENT, IT SHALL BE ENTITLED TO RECOVER SUCH PAYMENTS, AND (Z) NEITHER INVESTOR NOR THE NON-RECOURSE PARTIES SHALL HAVE ANY FURTHER LIABILITY WHATSOEVER (WHETHER AT LAW OR IN EQUITY, WHETHER SOUNDING IN CONTRACT, TORT, STATUTE OR OTHERWISE) TO ANY PERSON UNDER THIS LETTER AGREEMENT, INCLUDING SUCH PERSON’S EQUITYHOLDERS AND AFFILIATES.

5. Investor Obligations.

(a) Notwithstanding anything to the contrary herein (but in all cases subject, for the avoidance of doubt, to the satisfaction of the conditions precedent set forth in Section 2), Investor hereby absolutely, irrevocably and unconditionally guarantees to Parent, Merger Sub and the Company the due and punctual performance and discharge of all of the payment obligations of Parent and Merger Sub under the Merger Agreement (collectively, the “Guaranteed Obligations”); provided, that in no event shall the aggregate liability of Investor hereunder exceed the Willful Breach Cap Amount (or, in the case of a termination pursuant to Section 8.1(c) of the Merger Agreement, exceed an amount equal to the Parent Termination Fee). If Parent or Merger Sub fails to discharge any portion of the Guaranteed Obligations when due, upon the Company’s demand, Investor’s liability to Parent, Merger Sub and the Company hereunder in respect of such portion of the Guaranteed Obligations shall become immediately due and payable, and the Company may at any time and from time to time, at the Company’s option, and so long as Parent and Merger Sub have failed to discharge the Guaranteed Obligations, take any and all actions available hereunder to collect Investor’s liabilities hereunder in respect of such Guaranteed Obligations. In furtherance of the foregoing, Investor acknowledges that the Company may, in its sole discretion, bring and prosecute a separate action or actions against Investor for the unsatisfied Guaranteed Obligations, regardless of whether any such action is brought against Parent or Merger Sub or whether Parent or Merger Sub is joined in any such action or actions. For the avoidance of doubt, Investor may satisfy any or all of the Guaranteed Obligations with a direct payment to the Company and in no event will Investor have any obligation to contribute such amount to the capital of Parent or Merger Sub, and such direct payment will be considered as satisfaction (to the extent of such payment) of Parent’s and Merger Sub’s obligations under the applicable provision of the Merger Agreement and of Investor’s obligations under this Section 5. The guarantee of payment obligations of Investor under this Section 5 shall be referred to as the “Guarantee”.

(b) Investor’s liability under this Section 5 is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by the parties to the Merger Agreement in accordance with the terms of the Merger Agreement. Without limiting the foregoing, none of the Company, Merger Sub or the Company shall be obligated to file any claim relating to the Guaranteed Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of Parent, Merger Sub or the Company to so file shall not affect Investor’s obligations hereunder. The Guarantee is a guarantee of payment and not of collection. In the event that any payment to the Company in respect of any Guaranteed Obligations is rescinded or must otherwise be returned to Parent, Merger Sub or Investor for any reason whatsoever, Investor shall remain liable hereunder with respect to the unpaid Guaranteed Obligations as if such payment had not been made.

(c) Investor agrees that the Company may, in its sole discretion, at any time and from time to time, without notice to or further consent of Investor, extend the time of payment of any of the Guaranteed Obligations, and may also enter into any agreement with Parent and Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, without in any way impairing or affecting Investor’s obligations under the Guarantee or affecting the validity or enforceability of the obligations of Investor under this Section 5. Subject to termination of this letter agreement as provided herein, Investor agrees that the obligations of Investor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (i) the failure or delay on the part of the Company to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub or Investor; (ii) any change in the time, place or manner of payment of any of the Guaranteed Obligations, or any waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof; (iii) any change in the legal existence, structure or ownership of Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; or (iv) any insolvency, bankruptcy, reorganization or other similar proceeding instituted by or against Parent or Merger Sub. Investor waives promptness, diligence, notice of the acceptance of the Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Guaranteed Obligations incurred and all (other than notices to Parent pursuant to the Merger Agreement), all defenses which may be available by virtue of any stay, moratorium or other similar law now or hereafter in effect or any right to require the marshaling of assets of Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations. Investor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in the Guarantee are knowingly made in contemplation of such benefits.

(d) Investor hereby unconditionally waives any rights that it may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance, or enforcement of Investor’s obligations under or in respect of the Guarantee, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification.

(e) Notwithstanding anything to the contrary contained in this Section 5 or otherwise, in addition to any contractual defenses of Investor on the basis of a breach of this letter agreement, Investor shall have all defenses to the payment of its obligations under this Section 5 that would be available to Parent, Merger Sub or any assignee in respect of the Merger Agreement with respect to the Guaranteed Obligations (other than bankruptcy or other inability to pay the Guaranteed Obligations of Parent or Merger Sub).

(f) Unless terminated pursuant to Section 6, the Guarantee may not be revoked or terminated and shall remain in full force and effect until the Guaranteed Obligations have been indefeasibly paid in full.

6. Expiration. All obligations under this letter agreement shall expire and terminate automatically and immediately and cease to be of any further force or effect upon the earliest to occur of (a) the consummation of the Closing, if the Closing occurs and all payments required to be made by Parent or Merger Sub at Closing are made, at which time the obligation of Investor hereunder will be fulfilled, (b) the valid termination of the Merger Agreement pursuant to Article VIII of the Merger Agreement in circumstances where no Guaranteed Obligations are payable (“Non-Qualifying Termination”), (c) the date that is 180 days after any termination of the Merger Agreement (other than a Non-Qualifying Termination) unless the Company shall have commenced litigation or arbitration against Investor under and pursuant to this letter agreement prior to the 180th day following such termination (in which case this letter agreement shall terminate only upon the final, non-appealable resolution of such litigation or arbitration and/or satisfaction by Investor of any obligations finally determined or agreed to be owed by Investor, consistent with the terms hereof), and (d) the assertion by or on behalf of the Company or its affiliates in any litigation of any claim against Investor, Parent, Merger Sub or any Non-Recourse Party other than as specifically permitted by Section 3 above. Upon termination of this letter agreement, Investor and its permitted assignees shall not have any further liabilities hereunder.

7. No Assignment. Neither this letter agreement nor any of the rights, interests or obligations hereunder shall be assignable by Parent or Merger Sub without Investor’s and the Company’s prior written consent, and the granting of such consent in any given instance shall be in the sole discretion of Investor and the Company, as applicable, and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment. Any purported assignment in contravention of this Section 7 shall be void. Investor may not assign its obligations to fund the Commitment or with respect to the Guarantee; provided, however, that, without the consent of Parent, Merger Sub or the Company, Investor may assign its rights, interests and obligations under this letter agreement to any other Person, provided that no such assignment shall (a) relieve Investor of its obligations hereunder or (b) impede or delay the Merger or require any regulatory filings that would reasonably be expected to delay the Closing. Notwithstanding anything to the contrary set forth herein, Parent and Merger Sub may assign their rights under this letter agreement with respect to the Commitment to any Person to which Parent or Merger Sub assigns its interest in the Merger Agreement pursuant to the terms thereof. Investor acknowledges that the Company has entered into the Merger Agreement in reliance upon, among other things, this letter agreement.

8. No Other Beneficiaries. Parent, Merger Sub and Investor acknowledge that the Company shall be a third party beneficiary of the provisions set forth in this letter agreement, as limited by the terms hereof and the limitations in the Merger Agreement. Except for third party beneficiary rights provided in this letter agreement, this letter agreement shall be binding on Investor solely for the benefit of Parent and Merger Sub, and nothing set forth in this letter agreement is intended to or shall confer upon or give to any Person other than Parent and Merger Sub (but solely at the direction of the Investor as contemplated hereby) any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent or Merger Sub to enforce the Commitment or any provision of this letter agreement; provided that, notwithstanding anything to the contrary in this letter agreement, any Non-Recourse Party shall be a third party beneficiary of the provisions set forth herein that are for the benefit of any Non-Recourse Party (including the provisions of Sections 3, 6, 7, 8, 10, 11, 12, 14 and 15), and all such provisions shall survive any termination of this letter agreement indefinitely. Without limiting the foregoing, Parent’s and Merger Sub’s creditors shall have no right to enforce this letter agreement or to cause Parent or Merger Sub to enforce this letter agreement.

9. Representations and Warranties. Investor hereby represents and warrants to Parent and Merger Sub that (a) it has all necessary power and authority to execute, deliver and perform this letter agreement; (b) the execution, delivery and performance of this letter agreement by Investor has been duly and validly authorized and approved by all necessary corporate action, and no other proceedings or actions on the part of Investor are necessary therefor; (c) this letter agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against Investor in accordance with its terms (subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law)); (d) the execution, delivery and performance by Investor of its obligations under this letter agreement do not and will not violate the organizational documents of Investor, any material contract to which Investor is party or any applicable Law; and (e) Investor has the financial capacity to pay and perform its obligations under this letter agreement and all funds necessary for Investor to fulfill its obligations under this letter agreement shall be available to Investor for so long as this letter agreement shall remain in effect in accordance with its terms.

10. Severability. Whenever possible, each provision of this letter agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this letter agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this letter agreement; provided, however, that this letter agreement may not be enforced without giving effect to the provisions of Sections 2 through 7, 10, 11 and 12 hereof. No party hereto shall assert, and each party hereto shall cause its respective affiliates not to assert, that this letter agreement or any part hereof is invalid, illegal or unenforceable.

11. Governing Law; Jurisdiction. This letter agreement, and any Legal Proceeding arising out of, relating to, or in connection with this letter agreement, shall be governed by, and construed in accordance with, the Law of the State of Delaware, regardless of the Law that might otherwise govern under applicable principles of conflicts of laws thereof. In any Legal Proceeding arising out of or relating to this letter agreement or any of the transactions contemplated hereby, each of the parties hereto (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if (and only if) the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, the Superior Court of the State of Delaware (Complex Commercial Division) or, if (and only if) the Superior Court of the State of Delaware (Complex Commercial Division) declines to accept jurisdiction over a particular matter, any federal court sitting in the State of Delaware, and any appellate courts therefrom, (b) irrevocably waives any objection that it may now or hereafter have to the venue of any such action, dispute or controversy in any such court or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) agrees that it shall not bring any Legal Proceeding relating to this letter agreement or the transactions contemplated hereby in any court other than the aforesaid courts, and (d) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 16, in addition to any other method to serve process permitted by applicable Law.

12. Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT (INCLUDING ANY DEBT FINANCING). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

13. Headings. Headings of the Sections of this letter agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

14. Entire Agreement; Counterparts; Amendment. This letter agreement, the Merger Agreement and the Confidentiality Agreement (and the agreements contemplated hereby and thereby) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between Parent, Merger Sub or any of their affiliates, on the one hand, and Investor or any of its affiliates, on the other hand, with respect to the subject matter hereof and thereof. This letter agreement may be executed in counterparts (including by facsimile or electronically transmitted signature pages), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties. Any provision of this letter agreement may be amended or waived, at any time, if, and only if, such amendment or waiver is in writing and signed by Investor, Parent and Merger Sub; provided, however, that Investor may amend this letter agreement to reflect any assignment permitted by Section 7 (solely to the extent such assignment is permitted thereby); and provided further the consent of the Company shall be required in respect of amendment to this Agreement.

15. Confidentiality. Each party hereto (and any other Person who shall receive a copy hereof as permitted pursuant hereto, including the Company) shall keep confidential the existence and terms of this letter agreement and all information obtained by it with respect to the other parties in connection with this letter agreement, and will use such information solely in connection with the transactions contemplated hereby; provided, however, that (a) any party hereto or the Company may disclose this letter agreement and its terms and conditions to any of such party’s respective officers, directors, advisors, employees, affiliates and financing sources who are involved in the transactions contemplated hereby, so long as such Persons are instructed to maintain the confidentiality of this letter agreement in accordance with the terms hereof, (b) any party or the Company may disclose the existence of this letter agreement to the extent required by Law, the applicable rules of any securities exchange or any other self-regulating authorities relating to the transactions contemplated by the Merger Agreement, and (c) any party hereto or the Company may disclose this letter agreement and its terms and conditions in connection with any litigation or arbitration relating to the Merger, the Merger Agreement and the transactions contemplated thereby or enforcing any of its rights as third party beneficiary hereunder.

16. Notices. Any notice, direction or other communication given regarding the matters contemplated by this Agreement must be in writing, sent by personal delivery, courier, electronic mail or facsimile and addresses as follows:

(a) to Investor:

c/o Patricia Industries

1177 Avenue of the Americas

47th Floor

New York, NY 10020

Attention: Yuriy Prilutskiy

Fax: (212) 515-9000

Email: Yuriy.Prilutskiy@investorab.com

with a copy, which copy shall not constitute notice, to:

K&L Gates LLP

599 Lexington Avenue

New York, NY 10022

Attention: James C.H. Lee

Fax: (212) 536-3901

Email: james.lee@klgates.com

(b) if to Parent or Merger Sub or the Company, as provided in Section 9.4 of the Merger Agreement.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or received. Any party to this letter agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or two Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

17. Relationship of Parties. This letter agreement is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between Parent, Merger Sub and Investor and neither this letter agreement nor any other document or agreement entered into by such Person relating to the subject matter hereof shall be construed to suggest otherwise. The obligations of Investor under this letter agreement are solely contractual in nature.

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Very truly yours,

Laborie Medical Technologies Canada ULC

By:	/s/ Michael Frazzette

Name:	Michael Frazzette
Title:	President and CEO

[Signature Page to Letter Agreement]

Agreed to and accepted as of the date first written above:

LM US Parent, Inc.

By:	/s/ Michael Frazzette
Name:	Michael Frazzette
Title:	Chief Executive Officer

Camden Merger Sub, Inc.

By:	/s/ Michael Frazzette
Name:	Michael Frazzette
Title:	President

[Signature Page to Letter Agreement]